        PRICING SUPPLEMENT NO. 6 DATED JUNE 20, 2002 TO PROSPECTUS DATED AUGUST 28, 1998 AND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 24, 1998

                           THE NEW YORK TIMES COMPANY
                                MEDIUM-TERM NOTES
                                  (FIXED RATE)

                  Due more than nine months from date of issue.

Principal Amount:                         $ 52,000,000
Price to Public:                          99.943%
Agent's Commission:                       0.500%
Net Proceeds to Issuer:                   $ 51,710,360
Selling Agents:                           Banc of America Securities LLC
                                          Banc One Capital Markets, Inc.
                                          J.P. Morgan Securities Inc.
                                          BNY Capital Markets, Inc.
                                          SunTrust Capital Markets, Inc.
Original Issue Date:                      June 25, 2002
Coupon Rate:                              4.625%
Interest Payment Dates:                   February 15 and August 15, commencing
                                          August 15, 2002
Stated Maturity Date:                     June 25, 2007
Regular Record Dates:                     February 1 and August 1
Specified Currency:                       US Dollars
Redeemable by this Company:               No
Redemption Commencement Date:             Not Applicable
Redemption Price:                         Not Applicable
Redemption Period:                        Not Applicable
Repayable at the option of Holder:        No
Repayment Dates:                          Not Applicable
Repayment Prices:                         Not Applicable

Form:
                                      |X| Global Notes
                                      |_| Certified
Discount Rate:                            None
Default Rate:                             None

Other Provisions:
The aggregate principal amount of this offering is $52,000,000 and relates only to Pricing Supplement No. 6. Notes may be issued by The New York Times Company in the aggregate principal amount of up to $300,000,000 or its equivalent in one or more currencies or composite currencies. To date, including this offering, an aggregate of $300,000,000 of Notes is outstanding.